Exhibit 99.1

Escalera Resources’ Borrowing Base Reaffirmed at $50 Million

For Immediate Release

Denver and Houston — December 22, 2014 — Escalera Resources Co. (Nasdaq: ESCR) announced today that the borrowing base under its $250 million credit facility with Société Générale has been reaffirmed following completion of its fall 2014 semi-annual redetermination. As of December 19, 2014 Escalera’s borrowing base remains at $50.0 million.

The Company’s next borrowing base redetermination is scheduled for the spring of 2015.

As of November 30, 2014 Escalera had combined liquidity of $10.9 million, which consisted of cash, cash equivalents and borrowing capacity under its credit facility.

About Escalera Resources Co.

Escalera Resources Co. is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office in Casper, WY. Escalera explores, develops and transports natural gas in the U.S. and is seeking strategic acquisitions of abundant, low-cost, dry natural gas assets that are currently undervalued or underutilized, and identifying alternative ways to enhance the value of its dry natural gas reserves.

This release may contain forward-looking statements regarding Escalera Resources Co.’s future and expected performance based on assumptions that the Company believes are reasonable.  No assurances can be given that these statements will prove to be accurate.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission.  Escalera undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

William A. Sidwell, III

VP, Corporate Strategy/IR

(832) 941-0565

www.escaleraresources.com